                          SERVICE PLAN AND AGREEMENT

                                     with

                      OppenheimerFunds Distributor, Inc.

                            For Class A Shares of

                 Oppenheimer Rochester Michigan Municipal Fund

This Service Plan and Agreement (the "Plan") is dated as of the 19th day of
April, 2006, by and between Oppenheimer Rochester Michigan Municipal Fund
(the "Fund") and OppenheimerFunds Distributor, Inc. (the "Distributor").

1.    The Plan.  This Plan is the Fund's written service plan for its Class A
Shares described in the Fund's registration statement as of the date this
Plan takes effect, contemplated by and to comply with Rule 2830 of the
Conduct Rules of the National Association of Securities Dealers, Inc.,
pursuant to which the Fund will reimburse the Distributor for a portion of its costs incurred in connection with the personal service and maintenance of shareholder accounts ("Accounts") that hold Class A Shares (the "Shares") of the Fund.  The Fund may be deemed to be acting as distributor of securities of which it is the issuer, pursuant to Rule 12b-1 under the Investment
Company Act of 1940 (the "1940 Act"), according to the terms of this Plan.
The Distributor is authorized under the Plan to pay "Recipients," as hereinafter defined, for rendering services and for the maintenance of
Accounts.  Such Recipients are intended to have certain rights as third-party beneficiaries under this Plan.

2.    Definitions.  As used in this Plan, the following terms shall have the following meanings:

      (a)   "Recipient" shall mean any broker, dealer, bank or other
      institution which: (i) has rendered services in connection with the personal service and maintenance of Accounts; (ii) shall furnish the
      Distributor (on behalf of the Fund) with such information as the
      Distributor shall reasonably request to answer such questions as may arise concerning such service; and (iii) has been selected by the
      Distributor to receive payments under the Plan.  Notwithstanding the foregoing, a majority of the Fund's Board of Trustees (the "Board") who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements relating to this Plan (the "Independent Trustees")
      may remove any broker, dealer, bank or other institution as a
      Recipient, whereupon such entity's rights as a third-party beneficiary hereof shall terminate.

      (b)   "Qualified Holdings" shall mean, as to any Recipient, all Shares owned beneficially or of record by: (i) such Recipient, or (ii) such brokerage or other customers, or investment advisory or other clients of such Recipient and/or accounts as to which such Recipient is a fiduciary or custodian or co-fiduciary or co-custodian (collectively, the "Customers"), but in no event shall any such Shares be deemed owned by more than one Recipient for purposes of this Plan.  In the event that two entities would otherwise qualify as Recipients as to the same
      Shares, the Recipient which is the dealer of record on the Fund's books shall be deemed the Recipient as to such Shares for purposes of this
      Plan.

3.    Payments.

      (a)   Under the Plan, the Fund will make payments to the Distributor, within forty-five (45) days of the end of each calendar quarter or at such other interval as deemed appropriate by the Distributor, in the amount of the lesser of: (i) 0.25% on an annual basis of the average during the calendar quarter of the aggregate net asset value of the
      Shares, computed as of the close of each business day, or (ii) the
      Distributor's actual expenses under the Plan for that quarter of the type approved by the Board.  Notwithstanding the foregoing, the Fund will not make payments to the Distributor in excess of the amount the
      Distributor pays to Recipients.  The Distributor will use such fee received from the Fund in its entirety to reimburse itself for payments to Recipients and for its other expenditures and costs of the type approved by the Board incurred in connection with the personal service and maintenance of Accounts including, but not limited to, the services described in the following paragraph. The Distributor may make Plan payments to any "affiliated person" (as defined in the 1940 Act) of the
      Distributor if such affiliated person qualifies as a Recipient.

            The services to be rendered by the Distributor and Recipients in connection with the personal service and the maintenance of Accounts may include, but shall not be limited to, the following: answering routine inquiries from the Recipient's customers concerning the Fund, providing such customers with information on their investment in
      Shares, assisting in the establishment and maintenance of accounts or sub-accounts in the Fund, making the Fund's investment plans and dividend payment options available, and providing such other information and customer liaison services and the maintenance of
      Accounts as the Distributor or the Fund may reasonably request.  It may be presumed that a Recipient has provided services qualifying for compensation under the Plan if it has Qualified Holdings of Shares to entitle it to payments under the Plan.  In the event that either the
      Distributor or the Board should have reason to believe that, notwithstanding the level of Qualified Holdings, a Recipient may not be rendering appropriate services, then the Distributor, at the request of the Board, shall require the Recipient to provide a written report or other information to verify that said Recipient is providing appropriate services in this regard.  If the Distributor still is not satisfied, it may take appropriate steps to terminate the Recipient's status as such under the Plan, whereupon such entity's rights as a third-party beneficiary hereunder shall terminate.

            Payments received by the Distributor from the Fund under the Plan will not be used to pay any interest expense, carrying charges or other financial costs, or allocation of overhead by the Distributor, or for any other purpose other than for the payments described in this Section
      3.  The amount payable to the Distributor each quarter or other period will be reduced to the extent that reimbursement payments otherwise permissible under the Plan have not been authorized by the Board for that period.  Any unreimbursed expenses incurred for any quarter by the
      Distributor may not be recovered in later periods.

(b)   The Distributor shall make payments to any Recipient quarterly or at such other interval as deemed appropriate by the Distributor, within forty-five (45) days of the end of each calendar quarter or other such period, at a rate not to exceed 0.25% on an annual basis of the average during the calendar quarter of the aggregate net asset value of the
      Shares computed as of the close of each business day, of Qualified
      Holdings owned beneficially or of record by the Recipient or by its
      Customers.  However, no such payments shall be made to any Recipient for any such period in which its Qualified Holdings do not equal or exceed, at the end of such quarter, the minimum amount ("Minimum
      Qualified Holdings"), if any, to be set from time to time by a majority of the Independent Trustees.

            Alternatively, the Distributor may, at its sole option, make the following service fee payments  to any Recipient quarterly or at such other interval as deemed appropriate by the Distributor, within forty-five (45) days of the end of each calendar quarter or other such period:  (A) "Advance Service Fee Payments" at a rate not to exceed
      0.25% of the average during the calendar quarter of the aggregate net asset value of Shares, computed as of the close of business on the day such Shares are sold, constituting Qualified Holdings, sold by the
      Recipient during that quarter and owned beneficially or of record by the Recipient or by its Customers, plus (B) service fee payments at a rate not to exceed 0.25% on an annual basis of the average during the calendar quarter of the aggregate net asset value of Shares, computed as of the close of each business day, constituting Qualified Holdings owned beneficially or of record by the Recipient or by its Customers for a period of more than one (1) year.  At the Distributor's sole option, Advance Service Fee Payments may be made more often than quarterly, and sooner than the end of the calendar quarter. In the event Shares are redeemed less than one year after the date such Shares were sold, the Recipient is obligated to and will repay the Distributor on demand a pro rata portion of such Advance Service Fee Payments, based on the ratio of the time such Shares were held to one (1) year.

            A majority of the Independent Trustees may at any time or from time to time increase or decrease and thereafter adjust the rate of fees to be paid to the Distributor or to any Recipient, but not to exceed the rate set forth above, and/or increase or decrease the number of shares constituting Minimum Qualified Holdings.  The Distributor shall notify all Recipients of the Minimum Qualified Holdings and the
      rate of payments hereunder applicable to Recipients, and shall provide each Recipient with written notice within thirty (30) days after any change in these provisions.  Inclusion of such provisions or a change in such provisions in a revised current prospectus shall constitute sufficient notice.

      (c)   Under the Plan, payments may be made to Recipients: (i) by
      OppenheimerFunds, Inc. ("OFI") from its own resources (which may include profits derived from the advisory fee it receives from the
      Fund), or (ii) by the Distributor (a subsidiary of OFI), from its own resources.

4.    Selection and Nomination of Trustees. While this Plan is in effect, the selection or replacement of Independent Trustees and the nomination of those persons to be Trustees of the Fund who are not "interested persons" of the
Fund shall be committed to the discretion of the Independent Trustees.
Nothing herein shall prevent the Independent Trustees from soliciting the views or the involvement of others in such selection or nomination if the final decision on any such selection and nomination is approved by a majority of the incumbent Independent Trustees.

5.    Reports.  While this Plan is in effect, the Treasurer of the Fund shall provide at least quarterly a written report to the Fund's Board for its review, detailing the aggregate amount of payments made pursuant to this Plan and the purposes for which the payments were made. The report shall state whether all provisions of Section 3 of this Plan have been complied with.
The Distributor shall annually certify to the Board the amount of its total expenses incurred that year with respect to the personal service and maintenance of Accounts in conjunction with the Board's annual review of the continuation of the Plan.

6.    Related Agreements.  Any agreement related to this Plan shall be in writing and shall provide that: (i) such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the
Independent Trustees or by a vote of the holders of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities of the Class, on not more than sixty days written notice to any other party to the agreement;
(ii) such agreement shall automatically terminate in the event of its
"assignment" (as defined in the 1940  Act); (iii) it shall go into effect when approved by a vote of the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such agreement; and
(iv) it shall, unless terminated as herein provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.

7.    Effectiveness, Continuation, Termination and Amendment.  This Plan has
been approved by a vote of the Independent Trustees cast in person at a meeting called on April 19, 2006 for the purpose of voting on this Plan.
Unless terminated as hereinafter provided, it shall continue in effect until renewed by the Board in accordance with the Rule and thereafter from year to year thereafter or as the Board may otherwise determine only so long as such continuance is specifically approved at least annually by the Board and its
Independent Trustees by a vote cast in person at a meeting called for the purpose of voting on such continuance.  This Plan may be terminated at any time by vote of a majority of the Independent Trustees or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities of Class A.  This Plan may not be amended to increase materially the amount of payments to be made without approval of the
Class A Shareholders, in the manner described above, and all material amendments must be approved by a vote of the Board and of the Independent
Trustees.

8.    Disclaimer of Shareholder and Trustee Liability.  The Distributor
understands that the obligations of the Fund under this Plan are not binding upon any Trustee or shareholder of the Fund personally, but bind only the
Fund and the Fund's property.  The Distributor represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder and Trustee liability for acts or obligations of the Fund.

                              Oppenheimer Rochester Michigan Municipal Fund

                              By:   /s/Robert G. Zack
                                     Robert G. Zack, Secretary

                              OppenheimerFunds Distributor, Inc.

                                          By:   /s/James H. Ruff
                                     James H. Ruff, President